Exhibit 4.5

Execution Copy

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of  January 25, 2006, by and among the party identified in the signature page of this Supplemental Indenture as a Guaranteeing Subsidiary (the “Guaranteeing Subsidiary”), Pipe Acquisition Finance Plc (the “Issuer”), Pipe Acquisition Limited (the “Company”), Murray International Metals Limited (“MIM Ltd.”) and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, a company incorporated under the laws of England and Wales has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 16, 2005, providing for the issuance of Senior Secured Floating Rate Notes due 2010 (the “Notes”);

WHEREAS, Section 4.18 of the Indenture provides that the Guaranteeing Subsidiary shall execute and deliver to the Trustee under the circumstances set forth therein a supplemental indenture and a Guarantee pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth therein and herein and in such Guarantee; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and delivery this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Joinder to Indenture. The Guaranteeing Subsidiary hereby agrees to become bound by the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein with the same force and effect as if originally named as a Guarantor as of the date hereof.

3.             Agreement to Guarantee. The Guaranteeing Subsidiary hereby fully, irrevocably and unconditionally, jointly and severally, guarantees (such guarantee, as amended or supplemented from time to time, to be referred to herein as the “Guarantee”), to the extent not otherwise prohibited by law, to each of the Holders, the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any and interest and Additional Interest, if any, and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in the Indenture Documents after the occurrence of any Event of Default set forth in Section 6.01(8) of the Indenture, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest and Additional Interest, if any, to the extent lawful, of the Notes and all other obligations of the Issuer to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Agreements; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03 of the Indenture.

The obligations of the Guaranteeing Subsidiary to the Holders and to the Trustee pursuant to this Supplemental Indenture and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to such Indenture for the precise terms of the Guarantee.

No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Issuer or a Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, such obligations or their creation.

The Guarantee executed and delivered hereby is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guaranteeing Subsidiary. and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until released or legally defeased in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectibility.

The obligations of the Guaranteeing Subsidiary. under its Subsidiary Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable United States law.

THE TERMS OF ARTICLE TEN OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

4.             GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE GUARANTEEING SUBSIDIARY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS AND AGREES TO SUBMIT TO THE JURISDICTION OF THE U.S. FEDERAL OR STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE AND FOR ACTIONS BROUGHT UNDER U.S. FEDERAL AND STATE SECURITIES LAWS.

5.             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.             Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Guaranteeing Subsidiary and the Issuer and not of the Trustee.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date written below.

GUARANTEEING SUBSIDIARY:

MURRAY INTERNATIONAL METALS PTE. LIMITED

By:	MICHAEL CRAIG
Name: MICHAEL CRAIG
Title: DIRECTOR

THE ISSUER:

PIPE ACQUISITION FINANCE PLC

By:	DAVID KEMP
Name: DAVID KEMP
Title: DIRECTOR

THE COMPANY:

PIPE ACQUISITION LIMITED

By:	DAVID KEMP
Name: DAVID KEMP
Title: DIRECTOR

MIM LTD:

MURRAY INTERNATIONAL METALS LIMITED

By:	K A COCKBURN
Name: KENNETH ANDREW COCKBURN
Title: DIRECTOR

THE TRUSTEE:

THE BANK OF NEW YORK, as Trustee

By:	CHARLOTTE FRICKER
Name: CHARLOTTE FRICKER
Title: ASSISTANT VICE PRESIDENT